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Unique Fabricating, Inc. Reports Third Quarter 2022 Financial Results
Auburn Hills, MI – November 8, 2022 — Unique Fabricating, Inc. (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration, and harshness management and air/water sealing applications for the transportation, appliance, medical, and consumer/off-road markets, today announced its financial results for the third quarter ended September 30, 2022.
Third Quarter 2022 Financial Results
▪Net sales of $34.5 million, up 15.4% compared to $29.9 million in the third quarter of 2021.
▪Total debt decreased $0.7 million to $47.7 million as of September 30, 2022, from $48.4 million as of December 31, 2021.
“We continue to make progress on our comprehensive refinancing initiative. The financing completed in early October combined with yesterday’s execution of the amendment to our credit agreement ending the forbearance condition are important steps toward that goal. In addition, we believe this will support our new customer order intake activities,” commented Doug Cain, Unique Fabricating’s Chief Executive Officer. “Operationally, our team continues to adapt and to adjust to various challenges, delivering for our customers and maintaining cost-discipline. Volumes remained challenged in the third quarter and into the fourth quarter while inconsistent customer production schedules persisted. At this time, our supply chain availability has improved in most areas and the cost curve appears to have flattened. With improvements already made and more in process, we believe that we can continue to navigate these challenges, and that we will emerge as one of the stronger suppliers as the industry normalizes.”
Third Quarter 2022 Financial Summary
Net sales for the quarter increased $4.6 million, or 15.4%, to $34.5 million when compared to the third quarter of 2021. This increase was primarily driven by higher light vehicle production in North America in the third quarter of 2022 as compared to the same period in 2021. Gross profit for the third quarter of 2022 was $3.0 million, or 8.8% of net sales, compared to $3.3 million, or 11.0% of net sales, for the same period last year.
Selling, general and administrative expenses were $4.4 million, or 12.8% of net sales, compared to $5.7 million, or 19.2% of net sales for the same period last year. The Company also recognized a non-cash goodwill impairment charge of $4.8 million, during the third quarter of 2022.
Net loss was $10.6 million or $0.90 per basic and diluted share in the third quarter of 2022, compared to net loss of $1.9 million or $0.19 per basic and diluted share in the third quarter of 2021. The increase in net loss as compared to the same period last year is the result of $4.2 million higher income tax expense in the third quarter of 2022 related to establishing valuation allowances for deferred tax assets in Mexico and Canada and the one-time $6.1 million gain recognized in the third quarter of 2021 from the forgiveness of the Company’s PPP Loan.
Balance Sheet Summary
As of September 30, 2022, the Company had approximately $0.5 million in cash and cash equivalents, compared to $0.7 million in cash and cash equivalents at December 31, 2021. Total debt outstanding as of September 30, 2022 was $47.7 million compared to $48.4 million as of December 31, 2021.

Results Conference Call
Unique Fabricating will host a conference call and live webcast to review the quarterly results and provide a corporate update today at 4:30 p.m. Eastern Time. To access the call, please dial (877) 545-0320 (toll free) or (973) 528-0002 and if requested, reference conference ID 827457. The conference call will also be webcast live on the Investor Relations section of Unique Fabricating's web site at http://ir.uniquefab.com.
Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 7 p.m. ET on November 8, 2022 until 11:59 p.m. ET on November 22, 2022 by dialing (877) 481-4010 (United States) or (919) 882-2331 (international) and using the passcode 47037.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the transportation, appliance, medical, and consumer markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (“NVH”) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (“HVAC”), seals, engine covers, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets, glove box liners, personal protection equipment, and packaging. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com.
About Non-GAAP Financial Measures
The Third Amendment to Forbearance Agreement suspended the Minimum Consolidated EBITDA Covenant for the remainder of the forbearance period. To keep the reader informed on how our performance measures against potential future financial covenants, we are disclosing the reconciliation of net income (loss), as reported, to Operating EBITDA, a non-GAAP financial measure which is similar to financial measurements used in the past to measure the Company’s performance against previously required financial covenants. There can be no assurance as to the requirements or form of future financial covenants, including that the example we are providing will be incorporated into any covenant or measure of our performance in the future or as to the use or calculation of Operating EBITDA or any other non-GAAP financial measure. Operating EBITDA, as determined and measured by Unique Fabricating, is defined as net income (loss) before interest expense, income taxes, depreciation and amortization, and before certain items, as applicable, such as non-cash stock compensation, severance, restructuring, impairment of goodwill and other intangibles, acquisition and integration costs, gains (losses) on the sale or exchange of assets other than in the ordinary course of business, gains (losses) on extinguishment of debt, and certain expenses related to our Forbearance Agreement including financial advisor fees, legal expenses, amendment fees, and risk advisory and mitigation costs. Operating EBITDA as presented, should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income (loss), which is the most directly comparable financial measure to Operating EBITDA that is prepared in accordance with U.S. GAAP. Operating EBITDA, as determined and measured by Unique Fabricating, should also not be compared to similarly titled measures reported by other companies. Certain of the adjustments and add backs to Operating EBITDA are recurring in nature and are cash expenses, which we believe limits the usefulness of Operating EBITDA as a measurement of the Company’s performance.
Customer Order Intake (“COI”) reflects anticipated future sales from formally awarded programs and is based on expected production volumes for the life of the program. The calculation of Customer Order Intake does not reflect the impact of lost business and discontinued programs and may be impacted by various assumptions embedded in the respective calculation, including, among other things, actual production levels on new programs and the timing of program launches.
Non-GAAP financial measures may have limitations as analytical tools, and should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under U.S. GAAP.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s results for the third quarter of 2022 to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about net sales, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors included from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – dollars in thousands)

	September 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$480	$742
Accounts receivable, net of reserves of approximately $0.5 million and $1.3 million at September 30, 2022 and December 31, 2021, respectively	25,437	23,469
Inventory, net	12,521	13,770
Prepaid expenses and other current assets:
Prepaid expenses and other	6,114	3,270
Refundable taxes	1,925	3,738
Total current assets	46,477	44,989
Property, plant, and equipment, net	21,062	22,567
Goodwill	—	16,996
Intangible assets	4,208	5,161
Other assets
Operating leases	10,068	9,776
Investments, at cost	1,054	1,054
Deposits and other assets	901	755
Deferred tax asset	351	2,379
Total assets	$84,121	$103,677
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,310	$10,056
Current maturities of long-term debt	25,398	28,884
Income taxes payable	46	303
Revolver, current maturities	22,343	19,541
Accrued compensation	1,516	1,149
Other accrued liabilities	3,258	3,478
Total current liabilities	65,871	63,411
Other long-term liabilities:
Other liabilities	8,830	9,139
Total liabilities	74,701	72,550
Stockholders’ equity:
Common stock, $0.001 par value: 25,000,000 shares authorized and 11,733,147 issued and outstanding at September 30, 2022 and December 31, 2021	12	12
Additional paid-in-capital	50,474	50,349
Accumulated deficit	(41,066)	(19,234)
Total stockholders’ equity	9,420	31,127
Total liabilities and stockholders’ equity	$84,121	$103,677

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited – dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$34,503	$29,909	$104,847	$95,603
Cost of sales	31,454	26,629	91,777	81,845
Gross profit	3,049	3,280	13,070	13,758
Selling, general, and administrative expenses	4,433	5,741	13,646	17,636
Impairment	4,833	5,115	16,996	5,115
Operating loss	(6,217)	(7,576)	(17,572)	(8,993)
Other income (expense):
Other, net	176	6,041	206	6,080
Interest expense	(789)	(843)	(1,952)	(2,305)
Other income (expense), net	(613)	5,198	(1,746)	3,775
Loss before income taxes	(6,830)	(2,378)	(19,318)	(5,218)
Income tax expense (benefit)	3,722	(522)	2,514	216
Net loss	$(10,552)	$(1,856)	$(21,832)	$(5,434)
Net loss per share:
Basic	$(0.90)	$(0.19)	$(1.86)	$(0.55)
Diluted	$(0.90)	$(0.19)	$(1.86)	$(0.55)

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited – dollars in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(21,832)	$(5,434)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Impairment of goodwill	16,996	5,115
Depreciation and amortization	3,433	4,271
Amortization of debt issuance costs	169	158
Loss on sale of assets	—	(12)
Bad debt adjustment	(47)	(197)
Gain on derivative instrument	(736)	(412)
Stock option expense	125	332
Accrued in-kind interest on long term debt	152	25
Deferred income taxes	2,028	(679)
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(1,921)	(1,626)
Inventory	1,249	(5,031)
Prepaid expenses and other assets	(1,177)	2,608
Accounts payable	3,300	3,125
Other assets and liabilities, net	25	154
Net cash provided by (used for) operating activities	1,764	(3,603)
Cash Flows from Investing Activities:
Capital expenditures	(1,048)	(2,432)
Proceeds from sale of property, plant, and equipment	—	100
Net cash used for investing activities	(1,048)	(2,332)
Cash Flows from Financing Activities:
Net change in bank overdraft	27	(710)
Payments on term loans and capital expenditure line	(3,684)	(2,597)
Payments on revolving credit facilities	(43,727)	(30,087)
Proceeds from revolving credit facilities	46,406	35,671
Proceeds from the issuance of common stock and warrants	—	4,044
Net cash provided by (used for) financing activities	(978)	6,321
Cash and Cash Equivalents:
Net increase (decrease) in cash and cash equivalents	(262)	386
Cash and cash equivalents at beginning of period	742	760
Cash and cash equivalents at end of period	$480	$1,146
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$2,383	$2,178
Cash paid for income taxes	$641	$761

UNIQUE FABRICATING INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited – dollars in thousands)

RECONCILIATION OF NET LOSS TO OPERATING EBITDA
The following is a reconciliation of net loss, as reported, which is a U.S. GAAP measure of our operating results, to Operating EBITDA, a non-GAAP measure, for the three and nine months ended September 30, 2022:

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
	(dollars in thousands)
Net loss	$(10,552)	$(21,832)
Plus:
Interest expense, net	789	1,952
Income tax expense	3,722	2,514
Depreciation and amortization	1,094	3,433
Non-cash stock awards	42	125
Impairment of goodwill	4,833	16,996
Forbearance agreement fees (a)	324	750
Operating EBITDA	$252	$3,938
_________________________________
(a)    Represents costs and expenses incurred in connection with the Company’s Forbearance Agreement including financial advisor fees, lenders’ and Agent’s legal expenses, amendment fees, and risk advisory and mitigation costs.